Exhibit 23(ii)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
General Electric Capital Services, Inc.:

We consent to the incorporation by reference in the registration statement (No. 33-7348) on Form S-3 of General Electric Capital Services, Inc. of our report dated February 9, 2007, relating to: (i) the statement of financial position of General Electric Capital Services, Inc. and consolidated affiliates as of December 31, 2006 and 2005, (ii) the related statements of earnings, changes in shareowner’s equity and cash flows for each of the years in the three-year period ended December 31, 2006, (iii) the related financial statement schedule, (iv) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and (v) the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of General Electric Capital Services, Inc. Our report refers to a change in the method of accounting in 2006 for pension and other postretirement benefits.

Our aforementioned report expresses our opinion that General Electric Capital Services, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following material weakness as of December 31, 2006: the Company did not have adequately designed procedures to designate each hedged commercial paper transaction with the specificity required by Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities, as amended.

/s/ KPMG LLP
KPMG LLP
Stamford, Connecticut
February 27, 2007